Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Third Quarter 2012 Results

St. Louis, Missouri, October 26, 2012.  First Banks, Inc. (the “Company”), the holding company of First Bank, today announced earnings of $8.5 million for the three months ended September 30, 2012 as compared to earnings of $7.5 million for the three months ended June 30, 2012 and a net loss of $2.1 million for the three months ended September 30, 2011. For the nine months ended September 30, 2012, the Company recorded earnings of $22.9 million as compared to a net loss of $25.3 million for the nine months ended September 30, 2011. First Bank recorded earnings of $11.6 million and $34.3 million for the three and nine months ended September 30, 2012, respectively, as compared to earnings of $1.1 million and a net loss of $16.0 million for the three and nine months ended September 30, 2011, respectively.

Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “The third quarter of 2012 represents our third consecutive quarter of profitability, reflecting continued success in overall asset quality improvement, increased origination volumes in our mortgage division and continued implementation of measures intended to improve our core earnings performance.”

Key Points for the Quarter:

•
The Company did not record a provision for loan losses for the third quarter of 2012, primarily as a result of the decrease in nonaccrual and potential problem loans. The Company reduced its overall level of nonperforming assets by $17.5 million, or 6.7%, as compared to June 30, 2012, and $108.2 million, or 30.9%, as compared to December 31, 2011. Certain asset quality metrics as of or for the quarterly periods are summarized in the following table:

	September 30,	June 30,	September 30,
	2012	2012	2011
	(dollars expressed in thousands)

Provision for loan losses	$—	—	19,000
Nonaccrual loans	131,595	150,372	270,485
Performing troubled debt restructurings	118,909	114,268	94,900
Other real estate and repossessed assets	110,353	109,026	131,349
Potential problem loans	183,703	184,566	297,791
Net loan charge-offs	6,025	10,121	22,462
Allowance for loan losses as a percent of loans, net of deferred loan fees	3.71%	3.97	4.50

•
Purchased $141.0 million of seasoned, performing one-to-four-family residential real estate loans from another financial institution in September 2012 in an effort to further deploy our substantial on-balance sheet liquidity into higher earning alternatives. These loans are expected to immediately contribute to core earnings performance in the fourth quarter of 2012.

•
Maintained First Bank’s regulatory capital ratios at “well capitalized” levels, reflecting continued and consistent improvement in each of the regulatory capital ratios, including an increase in First Bank’s Total Capital Ratio to 16.40% at September 30, 2012, from 16.20% at June 30, 2012 and 14.98% at December 31, 2011. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the following table:

	September 30,	June 30,	September 30,
	2012	2012	2011
First Bank:
Total Capital Ratio	16.40%	16.20%	14.65%
Tier 1 Ratio	15.13	14.92	13.37
Leverage Ratio	8.96	8.71	8.22

First Banks, Inc.:
Total Capital Ratio	2.57	2.33	3.07
Tier 1 Ratio	1.29	1.16	1.54
Leverage Ratio	0.76	0.68	0.94

Net Interest Income:

Net interest income was $43.0 million for the third quarter of 2012, in comparison to $43.6 million for the second quarter of 2012 and $45.7 million for the third quarter of 2011.

The net interest margin was 2.79% for the third quarter of 2012, in comparison to 2.84% for the second quarter of 2012 and 2.82% for the third quarter of 2011. The net interest margin continues to be negatively impacted by the change in the mix of our interest-earning assets, which have shifted from loans to cash and cash equivalents and investment securities, and a decrease in the average yield on loans and investment securities due to the historically low interest rate environment, partially offset by a decrease in the cost of interest-bearing deposits resulting from the continued change in the mix of our deposits from time deposits and money market deposits to demand and savings deposits and the continued re-pricing of money market relationships and certificates of deposit to current market interest rates upon maturity. Yields on interest-earning assets and costs of interest-bearing liabilities are summarized in the following table:

	Three Months Ended
	September 30,	June 30,	September 30,
	2012	2012	2011

Average yield on loans	4.62%	4.75%	4.72%
Average yield on investment securities	2.10	2.15	2.29
Average yield on interest-earning assets	3.28	3.35	3.49
Average cost of interest-bearing deposits	0.34	0.39	0.61
Average cost of interest-bearing liabilities	0.63	0.66	0.82

Provision for Loan Losses:

The provision for loan losses was zero for the third quarter of 2012, in comparison to $19.0 million for the third quarter of 2011. The decrease in the provision for loan losses for the third quarter of 2012, as compared to the third quarter of 2011, was primarily attributable to the decrease in nonaccrual and potential problem loans, in addition to lower net charge-offs, which were $6.0 million for the third quarter of 2012, $10.1 million for the second quarter of 2012 and $22.5 million for the third quarter of 2011.

Nonaccrual loans decreased $18.8 million during the third quarter of 2012 to $131.6 million at September 30, 2012 compared to $150.4 million at June 30, 2012, $220.3 million at December 31, 2011 and $270.5 million at September 30, 2011, representing a 51.3% decrease in nonaccrual loans year-over-year.

Noninterest Income:

Noninterest income was $16.8 million for the third quarter of 2012, in comparison to $16.0 million for the second quarter of 2012 and $17.1 million for the third quarter of 2011.

The gain on sale of loans was $4.3 million, $3.6 million and $2.5 million for the third quarter of 2012, the second quarter of 2012 and the third quarter of 2011, respectively, primarily reflecting an increase in loan origination volume in our mortgage division during 2012. We originated residential mortgage loans for sale totaling $134.3 million, $106.1 million and $72.7 million for the third quarter of 2012, the second quarter of 2012 and the third quarter of 2011, respectively.

The gain on sale of investment securities was $789,000 and $4.2 million for the third quarters of 2012 and 2011, respectively, primarily reflecting the sale of certain investment securities to fund the one-to-four-family residential real estate loan purchase in September 2012 and the continued repositioning of a portion of the investment portfolio into higher-yielding assets.

Net losses associated with changes in the fair value of mortgage and SBA servicing rights were $2.4 million, $2.0 million and $4.4 million for the third quarter of 2012, the second quarter of 2012 and the third quarter of 2011, respectively, reflecting changes in mortgage interest rates and the related changes in estimated prepayment speeds during these time periods, as well as changes in cash flow assumptions underlying SBA loans serviced for others.

Noninterest Expense:

Noninterest expense was $51.2 million for the third quarter of 2012 compared to $52.4 million for the second quarter of 2012 and $58.1 million for the third quarter of 2011. The decrease in noninterest expense as compared to the third quarter of 2011 is primarily reflective of a lower level of expenses related to nonperforming assets and potential problem loans and the implementation of certain measures intended to improve efficiency in conjunction with the restructuring of the Company to a smaller footprint.

Write-downs and expenses on other real estate properties and repossessed assets were $2.9 million, $4.7 million and $2.6 million for the third quarter of 2012, the second quarter of 2012 and the third quarter of 2011, respectively. We continue to experience write-downs on certain other real estate properties primarily resulting from a decline in fair value upon periodic re-appraising of the properties.

Expenses related to corporate restructuring were $3.5 million during the third quarter of 2011, consisting primarily of facility write-downs as a result of space consolidation initiatives of $2.3 million.

Provision for Income Taxes:

The Company recorded a benefit for income taxes of $138,000 for the third quarter of 2012 compared to a provision for income taxes of $121,000 for the second quarter of 2012 and a benefit for income taxes of $11.6 million for the third quarter of 2011. The Company presently maintains a full valuation allowance against its net deferred tax assets. The benefit for income taxes of $11.6 million for the third quarter of 2011 was attributable to an intra-period tax allocation between other comprehensive income and loss from continuing operations and was primarily driven by market appreciation in the Company’s investment securities portfolio.

Investment Securities:

Investment securities were $2.76 billion at September 30, 2012 compared to $2.84 billion at June 30, 2012, $2.47 billion at December 31, 2011 and $2.41 billion at September 30, 2011. The decrease in investment securities of $77.3 million during the third quarter of 2012 primarily reflects the sale of certain investment securities to fund the purchase of $141.0 million of one-to-four-family residential real estate loans.

Loans:

Loans, net of deferred loan fees, were $3.08 billion at September 30, 2012 compared to $3.03 billion at June 30, 2012, $3.28 billion at December 31, 2011 and $3.50 billion at September 30, 2011. The increase in loans of $49.0 million during the third quarter of 2012 reflects the purchase of $141.0 million of seasoned, performing one-to-four-family residential real estate loans in September 2012, partially offset by loan runoff, primarily in nonperforming, potential problem and other loans. The majority of the runoff loans had been identified by the Company as “exit” credits due to the risk profile of the underlying borrower. The Company is continuing to focus on loan growth initiatives to offset the impact of the decrease in nonaccrual, potential problem and other loan relationships in future periods.

The Company’s loan-to-deposit ratio was 54.44% at September 30, 2012, as compared to 52.90% at June 30, 2012, 56.65% at December 31, 2011 and 58.93% at September 30, 2011.

Deposits:

Deposits were $5.66 billion at September 30, 2012, in comparison to $5.73 billion at June 30, 2012, $5.80 billion at December 31, 2011 and $5.94 billion at September 30, 2011. The decrease in deposits of $72.5 million during the third quarter of 2012 is reflective of the Company’s efforts to exit certain certificate of deposit and money market relationships and reduce deposit costs. Certificates of deposit and money market and savings deposits declined $57.2 million and $25.5 million, respectively, and demand deposits increased $10.2 million, during the third quarter of 2012.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011

Interest income	$50,536	51,608	56,701	154,485	178,762
Interest expense	7,536	8,001	10,969	24,106	37,427
Net interest income	43,000	43,607	45,732	130,379	141,335
Provision for loan losses	—	—	19,000	2,000	52,000
Net interest income after provision for loan losses	43,000	43,607	26,732	128,379	89,335
Noninterest income	16,800	16,036	17,082	50,055	47,296
Noninterest expense	51,249	52,399	58,137	155,706	174,889
Income (loss) before (benefit) provision for income taxes	8,551	7,244	(14,323)	22,728	(38,258)
(Benefit) provision for income taxes	(138)	121	(11,581)	78	(11,457)
Net income (loss)	8,689	7,123	(2,742)	22,650	(26,801)
Less: net income (loss) attributable to noncontrolling interest in subsidiary	216	(385)	(668)	(229)	(1,530)
Net income (loss) attributable to First Banks, Inc.	$8,473	7,508	(2,074)	22,879	(25,271)

Basic and diluted earnings (loss) per common share	$119.48	81.78	(315.01)	259.89	(1,741.42)

SELECTED FINANCIAL DATA

	September 30,	December 31,	September 30,
	2012	2011	2011

Total assets	$6,513,127	6,608,913	6,783,965
Cash and cash equivalents	291,022	474,158	498,630
Investment securities	2,764,283	2,470,704	2,413,460
Loans, net of deferred loan fees	3,080,431	3,284,279	3,502,791
Allowance for loan losses	114,202	137,710	157,724
Goodwill and other intangible assets	125,967	125,967	126,727
Deposits	5,658,302	5,797,704	5,943,813
Other borrowings	28,558	51,182	53,112
Subordinated debentures	354,114	354,057	354,038
Stockholders’ equity	299,035	263,671	295,032
Nonperforming assets	241,948	350,147	401,834

SELECTED FINANCIAL RATIOS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011

Net interest margin	2.79%	2.84%	2.82%	2.83%	2.85%
Yield on loans	4.62	4.75	4.72	4.72	4.86
Cost of interest-bearing deposits	0.34	0.39	0.61	0.39	0.71
Loan-to-deposit ratio	54.44	52.90	58.93	54.44	58.93

About First Banks, Inc.

The Company had assets of $6.51 billion at September 30, 2012 and currently operates 146 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

# # #

Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2011, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov), and such disclosures will also be presented in the Company’s Quarterly Report on Form 10-Q as of and for the quarter ended September 30, 2012 upon filing with the SEC in November 2012.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company’s plans, objectives, estimates or projections with respect to our future financial condition and earnings including the ability of the Company to remain profitable, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: deterioration in the Company’s loan portfolio, increased competition and its effect on pricing, spending, third-party relationships, revenues and net interest margin; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company’s results to differ materially from those described in the forward-looking statements may be found in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.